Exhibit 3.64

LIMITED LIABILITY COMPANY AGREEMENT

OF

EMC IP HOLDING COMPANY LLC

Recitals

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EMC IP Holding Company LLC, a Delaware limited liability company (the “Company”), is entered into by EMC Corporation, a Massachusetts corporation, pursuant to and in accordance with the Act (as defined below), effective as of September 1, 2016.

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Certificate” has the meaning given that term in Section 2.1.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, from time to time, and any successor statute.

“Corporate Functionary” has the meaning given that term in Section 6.1.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Proceeding” has the meaning given that term in Section 6.1.

1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and words of the singular number shall be deemed to include the plural number (and vice versa). Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of this Agreement. The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. As used in this Agreement, the term “including” shall mean “including, without limitation.”

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act.

2.2 Name. The name of the Company is “EMC IP Holding Company LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office. The registered office and registered agent of the Company shall be the office and the initial registered agent named in the Certificate or such other office or agent as the Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

2.6 Existence. The Company commenced on August 22, 2016 and shall continue in existence until such time as the certificate of cancellation of the Company is filed.

2.7 Mergers and Exchanges. The Company may be a party to a merger, consolidation, or other reorganization of the types permitted by the Act.

2.8 No State-Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture. This Section 2.8 shall not, however, prohibit the Company from becoming a partner or joint venturer of a partnership or joint venture with one or more other Persons.

ARTICLE III

MEMBERSHIP

3.1 Member. The sole Member of the Company is EMC Corporation, a Massachusetts corporation.

3.2 Liability to Third Parties. Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

4.1 Initial Contribution. The books and records of the Company shall reflect the Member’s initial Capital Contribution.

4.2 Subsequent Contributions. Additional Capital Contributions may be made by the Member at its discretion and shall be reflected in the books and records of the Company.

4.3 Distributions. From time to time the Member shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. Except as otherwise provided in Article VIII, if such an excess exists, the Member may in its sole discretion cause the Company to distribute to the Member an amount in cash equal to that excess.

ARTICLE V

MANAGEMENT

5.1 Generally. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Member. The acts of the Member, taken on behalf of the Company, shall be binding on the Company. Any Person dealing with the Company may rely on the authority of the Member in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of this Agreement. The Member shall not be liable for any of the debts, obligations, liabilities, or contracts of the Company by virtue of managing the Company’s business nor shall the Member be required to contribute or lend any funds to the Company.

5.2 Conflicts of Interest. The Member at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company the right to participate in any such ventures. The Company may transact business with the Member.

5.2 Officers, Members, and Agents.

(a) General. The Member may appoint officers or agents of the Company and may delegate to such officers or agents all or part of the powers, authorities, duties, or responsibilities possessed by or imposed on the Member pursuant to this Agreement.

(b) Officers. The officers of the Company may consist of a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, and such other officers as the Member may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the Member. Each officer shall hold office until his successor is chosen, or until his death, resignation, or removal from office. Each officer of the Company shall have such powers and duties with respect to the business and affairs of the Company, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the Member; provided, however, that each officer shall at all times be subject to the direction and control of the Member in the performance of such powers and duties.

(1) President. The President of the Company shall have all general executive rights, power, authority, duties, and responsibilities with respect to the management and control of the business and affairs of the Company. The President shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by the President of the Company shall have the same force and effect as if taken by the Member. Unless otherwise determined by the Member, the President shall be the chief executive officer of the Company and may include those words in his title.

(2) Vice Presidents. Each Vice President of the Company shall have such duties and responsibilities with respect to the conduct of the business and affairs of the Company as are assigned from time to time by the Member or the President. Each Vice President of the Company shall have full power and authority to bind the Company and to execute any and all contracts, agreements, instruments, or other documents for and on behalf of the Company, and any and all such actions properly taken by a Vice President of the Company shall have the same force and effect as if taken by the Member.

(3) Treasurer and Assistant Treasurers. The Treasurer of the Company shall have responsibility for the custody and control of all funds of the Company and shall have such other powers and duties as may from time to time be assigned by the Member or the President. The Treasurer of the Company may delegate to any Assistant Treasurer of the Company such of the Treasurer’s duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

(4) Secretary and Assistant Secretaries. The Secretary of the Company shall prepare and maintain all records of Company proceedings and may attest the signature of any authorized officer of the Company on any contract, agreement, instrument, or other document and shall have such other powers and duties as may from time to time be assigned by the Member or the President. The Secretary of the Company may delegate to any Assistant Secretary of the Company such of the Secretary’s duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

All officers of the Company shall have the power and authority to bind the Company and to execute a contract, agreement, instrument, or other document for and on behalf of the Company. Notwithstanding the above, (i) the Member may establish from time to time limits of authority for any or all of the Company’s officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Company, and (ii) the Member may approve processes and procedures whereby the power and authority of the President or a Vice President to execute a contract, agreement, instrument, or other document on behalf of the Company may be delegated to another Person.

ARTICLE VI

INDEMNIFICATION

6.1 Right to Indemnification. The Company may indemnify persons who are or were a member, officer, employee, or agent of the Company (each, a “Corporate Functionary”) both in their capacities as such and, if serving at the request of the Company, as a director, member, officer, trustee, employee, agent, or similar functionary of another foreign or domestic Person, against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (a “Proceeding”), (b) an appeal in a Proceeding, or (c) any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Company may pay or reimburse, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by any Corporate Functionary who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of Members or as a matter of law or otherwise.

6.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him as, or arising out of his status as, a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the Act or this Agreement; provided, however, that if the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Corporate Functionary only if including coverage for the additional liability has been approved by the Member.

6.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTS, AND TAX MATTERS

7.1 Maintenance of Books. The Member shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Member. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Member) in accordance with the terms of this Agreement.

7.2 Fiscal Year. The fiscal year of the Company shall be determined by the Member.

7.3 Bank and Investment Accounts. The Member shall establish and maintain on behalf of the Company such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate, or desirable in the opinion of the Member. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the Member, on behalf of the Company, as if set forth herein and may be certified as such.

7.4 Federal Income Tax Status. The Company shall be a disregarded entity for federal income tax purposes.

7.5 Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The election of the Member to do so;

(b) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(b) Any time there are no members of the Company, unless the Company is continued in accordance with the Act.

8.2 Liquidation and Termination. On dissolution of the Company, the Member shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne by the Company as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties subject to the provisions of this Agreement. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) All remaining assets of the Company shall be distributed to the Member.

8.3 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Member (or such other Person as the Act may require or permit) shall cancel any filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company, including filing a certificate of cancellation of the Certificate with the Secretary of State of the State of Delaware.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendments to Agreement or Certificate. This Agreement and the Certificate may be amended or modified from time to time only by the Member.

9.2 Binding Effect. This Agreement is binding on and inures to the benefit of the Member and its successors and assigns.

9.3 Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware.

9.4 Severability. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the provision of the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9.6 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

In witness whereof, the Member has executed this Agreement effective as of the date first set forth above.

MEMBER:

EMC CORPORATION

By:	/s/ Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	Executive Vice President and General Counsel

AMENDMENT NO. 1 TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

EMC IP HOLDING COMPANY LLC

This Amendment No. 1 (the “Amendment”) to the Limited Liability Company Agreement of EMC IP Holding Company LLC, a Delaware limited liability company (the “Company”), dated as of September 1, 2016 (the “LLC Agreement”), is made as of September 7, 2016, by Denali Intermediate Inc., as the sole member of the Company (the “Member”).

RECITAL

WHEREAS, the Member entered into an Interest Purchase Agreement with EMC Corporation (the “Former Sole Member”) on September 7, 2016 (the “Interest Purchase Agreement”), pursuant to which the Former Sole Member sold, assigned, transferred and conveyed to the Member all of the membership interest in the Company; and

WHEREAS, pursuant to the Interest Purchase Agreement, the Member was admitted to the Company as the sole member.

NOW, THEREFORE, the Member, being the sole member of the Company, hereby

1.	amends the LLC Agreement by deleting all references to the Former Sole Member therein and inserting in their place references to the Member, and

2.	designates One Dell Way, Round Rock, Texas 78682 as the principal executive office of the Company.

Except as modified pursuant to this Amendment, the LLC Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first written above.

DENALI INTERMEDIATE INC., as the Sole Member

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President and Assistant Secretary

[Signature Page to LLC Agreement Amendment for EMC IP Co.]